Execution Copy

                              INVESTMENT AGREEMENT

                                     between

                                ARROW MASTERS LP,

                              ARROW PARTNERS LP and

                              ARROW OFFSHORE, LTD.

                                       and

                            W.P. STEWART & CO., LTD.

                            Dated as of May 20, 2008

                                TABLE OF CONTENTS

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
ARTICLE I DEFINITIONS.............................................................................................1

   SECTION 1.1       DEFINITIONS..................................................................................1

ARTICLE II THE OFFER; SHARE PURCHASE..............................................................................4

   SECTION 2.1       THE OFFER....................................................................................4
   SECTION 2.2       COMPANY ACTION...............................................................................5
   SECTION 2.3       PRIMARY SHARE PURCHASES......................................................................6

ARTICLE III CONDITIONS............................................................................................6

   SECTION 3.1       CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO ISSUE THE SHARES....................6
   SECTION 3.2       CONDITIONS PRECEDENT TO THE OBLIGATION OF PURCHASERS TO PURCHASE THE SHARES..................7

ARTICLE IV REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY...............................................8

   SECTION 4.1       ORGANIZATION, STANDING AND POWER; SUBSIDIARIES...............................................8
   SECTION 4.2       CAPITAL STRUCTURE............................................................................9
   SECTION 4.3       NEWLY ISSUED SHARES..........................................................................9
   SECTION 4.4       NO CONFLICT; REQUIRED FILINGS AND CONSENTS...................................................9
   SECTION 4.5       OFFER DOCUMENTS; SCHEDULE 14D-9.............................................................10
   SECTION 4.6       SEC FILINGS; FINANCIAL STATEMENTS...........................................................11
   SECTION 4.7       ABSENCE OF LITIGATION.......................................................................11
   SECTION 4.8       BROKERS.....................................................................................12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASERS...........................................................12

   SECTION 5.1       ORGANIZATION................................................................................12
   SECTION 5.2       AUTHORITY RELATIVE TO THIS AGREEMENT........................................................12
   SECTION 5.3       NO CONFLICT; REQUIRED FILINGS AND CONSENTS..................................................12
   SECTION 5.4       FINANCING...................................................................................13
   SECTION 5.5       OFFER DOCUMENTS.............................................................................13
   SECTION 5.6       NON-DISTRIBUTION............................................................................13
   SECTION 5.7       ACCREDITED INVESTOR STATUS..................................................................14
   SECTION 5.8       RELIANCE ON EXEMPTIONS......................................................................14
   SECTION 5.9       INFORMATION.................................................................................14
   SECTION 5.10      TRANSFER OR RESALE..........................................................................14
   SECTION 5.11      LEGENDS.....................................................................................14
   SECTION 5.12      BROKERS.....................................................................................15
   SECTION 5.13      ABSENCE OF LITIGATION.......................................................................15

ARTICLE VI COVENANTS.............................................................................................16

   SECTION 6.1       CONDUCT OF BUSINESS BY THE COMPANY..........................................................16
   SECTION 6.2       NO SOLICITATION OF TRANSACTIONS.............................................................17
   SECTION 6.3       LISTING OF NEWLY ISSUED SHARES..............................................................17
   SECTION 6.4       FURTHER ACTION; ALL REASONABLE EFFORTS......................................................17
   SECTION 6.5       PUBLIC ANNOUNCEMENTS........................................................................18
   SECTION 6.6       STANDSTILL AGREEMENT........................................................................18

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER....................................................................19

   SECTION 7.1       TERMINATION.................................................................................19
   SECTION 7.2       EFFECT OF TERMINATION.......................................................................20
   SECTION 7.3       FEES AND EXPENSES...........................................................................20

ARTICLE VIII GENERAL PROVISIONS..................................................................................21

   SECTION 8.1       AMENDMENT...................................................................................21
   SECTION 8.2       NOTICES.....................................................................................21
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                                TABLE OF CONTENTS
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   SECTION 8.3       SEVERABILITY................................................................................22
   SECTION 8.4       SPECIFIC PERFORMANCE........................................................................22
   SECTION 8.5       ENTIRE AGREEMENT; ASSIGNMENT................................................................22
   SECTION 8.6       WAIVER......................................................................................22
   SECTION 8.7       PARTIES IN INTEREST.........................................................................22
   SECTION 8.8       GOVERNING LAW...............................................................................23
   SECTION 8.9       WAIVER OF JURY TRIAL........................................................................23
   SECTION 8.10      HEADINGS....................................................................................23
   SECTION 8.11      COUNTERPARTS................................................................................23

ANNEX A..CONDITIONS TO THE OFFER
ANNEX B..REGISTRATION RIGHTS AGREEMENT
ANNEX C..WAIVER OF SHARE VOTING RESTRICTIONS

      INVESTMENT AGREEMENT, dated as of May 20, 2008 (this "Agreement"), between ARROW OFFSHORE, LTD, a Cayman Islands exempted company ("Arrow Offshore"), ARROW PARTNERS LP, a Delaware limited partnership ("Arrow Partners"), and ARROW MASTERS LP, a Delaware limited partnership ("Arrow Masters" and collectively with Arrow Offshore and Arrow Partners, "Purchasers"), and W.P. STEWART & CO., LTD., a Bermuda exempted Company (the "Company").

      WHEREAS, the parties hereto have determined that it is in best interests of the parties and their respective equity owners that Purchasers make a cash tender offer (the "Offer") for up to 19,902,000 common shares, par value $0.001 per share, of the Company ("Common Shares") for a purchase price per Common Share equal to the closing price of the Common Shares on the New York Stock Exchange on May 20, 2008, but not to be greater than $1.60 or less than $1.50, less any dividends paid to holders of record of Common Shares from and after the date hereof through the Closing Date (such amount, or any greater amount per share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

      WHEREAS, the parties hereto have determined that it is in the best interests of the parties and their respective equity owners, as applicable, that, immediately following the Closing of the Offer, if Purchasers shall not have purchased at least 13,840,000 Common Shares pursuant to the Offer and as described in Section 2.3(b), Purchasers will have the option but not the obligation to purchase, for a purchase price per Common Share equal to the Per Share Amount, up to 2,430,000 newly issued Common Shares of the Company;

      WHEREAS, the parties hereto have determined that it is in the best interests of the parties and their respective equity owners, as applicable, that immediately following the closing of the Offer, Purchasers shall purchase from the Company 5,010,000 Common Shares at a purchase price per Common Share equal to the Per Share Amount; and

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby Purchasers and the Company hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            Section 1.1 Definitions. For purposes of this Agreement:

      "Acquisition Proposal" means (i) any proposal or offer from any person relating to any direct or indirect acquisition of (A) all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, or (B) over 20% of any class of equity securities of the Company; (ii) any tender offer or exchange offer as defined pursuant to the Exchange Act that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the Transactions.

      "affiliate" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

      "beneficial owner", with respect to any Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

      "Board" means the Board of Directors of the Company.

      "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in The City of New York.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

      "knowledge of the Company" means the actual knowledge of the officers of the Company after reasonable investigation.

      "Law" means any foreign, international, Federal, state, provincial or domestic law, treaty, convention, statute, code, ordinance, rule, regulation or order.

      "Liens" means any mortgages, deeds of trust, liens (statutory or other), pledges, security interests, collateral security arrangements, conditional and installment agreements, claims, covenants, conditions, restrictions, reservations, options, rights of first offer or refusal, charges, easements, rights-of-way, encroachments or other encumbrances or title imperfections or defects of any kind or nature.

      "Material Adverse Effect" means, when used in connection with the Company or any of its subsidiaries, any event, circumstance, change or effect that is materially adverse to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that "Material Adverse Effect" shall not include any event, circumstance, change or effect arising out of or attributable to (i) any decrease in the market price of the Common Shares, (ii) events, circumstances, changes or effects that generally affect the industries in which the Company operates, (iii) general economic conditions or events, circumstances, changes or effects affecting the securities markets generally, or (iv) changes arising from the announcement of the execution of this Agreement or the consummation of the Transactions.

      "NDA" means the Confidentiality Letter Agreement dated April 16, 2008 between the Company and Arrow Capital Management, LLC.

      "Newly Issued Shares" means any Common Shares issued pursuant to the Primary Share Purchases; provided, however, that the number of Newly Issued Shares shall not exceed the number that represents 19.9% of the total outstanding Common Shares immediately prior to the Primary Share Purchases.

      "Organizational Documents" means the memorandum of association and bye-laws (or the equivalent organizational documents), in each case as in effect on the date of this Agreement.

      "person" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

      "Primary Share Purchase" or "Primary Share Purchases" means any purchase by Purchasers and issuance and sale by the Company, of any Newly Issued Shares, in accordance with either Section 2.3(a) or 2.3(b) hereof.

      "Shareholders" means holders of Common Shares.

      "subsidiary" or "subsidiaries" of the Company, Purchasers or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

      "Transactions" means, collectively, each of the Offer and the Primary Share Purchases and the other transactions contemplated by this Agreement.

      The following terms have the meaning set forth in the Sections set forth below:

      Defined Term                                                   Location of Definition
      ------------                                                   ----------------------
      Action                                                             Section 4.7
      Agreement                                                          Preamble
      Board Recommendation                                               Section 2.2
      Closing                                                            Section 2.3(c)
      Closing Date                                                       Section 2.3(c)
      Common Shares                                                      Recitals
      Company                                                            Preamble
      Disclosure Schedules                                               ARTICLE IV
      Exchange Act                                                       Section 2.1(a)
      GAAP                                                               Section 4.6(b)
      Governmental Authority                                             Section 4.4(c)
      NDA                                                                Section 6.6(a)
      New York Stock Exchange Additional Listing Application             Section 6.3(a)
      Offer                                                              Recitals
      Offer Documents                                                    Section 2.1(b)
      Offer to Purchase                                                  Section 2.1(b)
      Per Share Amount                                                   Recitals
      Primary Share Purchases                                            Section 2.3
      Purchasers                                                         Preamble
      Schedule 14D-9                                                     Section 2.2(a)
      Schedule TO                                                        Section 2.1(b)
      SEC                                                                Section 2.1(a)
      Securities Act                                                     Section 4.6(a)
      SEC Reports                                                        Section 4.6(a)
      subsequent offering period                                         Section 2.1(a)

                                   ARTICLE II

                            THE OFFER; SHARE PURCHASE

            Section 2.1 The Offer.

            (a) Purchasers shall commence the Offer as promptly as reasonably practicable after the date hereof, but in no event later than May 28, 2008. Purchasers shall hold the Offer open for a minimum period equal to the longer of
(i) 20 business days following the commencement thereof or (ii) until July 8, 2008. The obligation of Purchasers to accept for payment Common Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A hereto. Purchasers expressly reserve the right to waive any such condition, to increase the price per share payable in the Offer, to extend the offer to provide for "subsequent offering periods," as such term is defined in, and in accordance with, Rule 14d-11 under the Exchange Act and to make any other changes in the terms and conditions of the Offer; provided, however, that, without the prior written consent of the Company, Purchasers shall not (i) decrease the price per share payable in the Offer, (ii) reduce the maximum number of Common Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Annex A hereto, (iv) change the form of consideration payable in the Offer or (v) amend, add to or waive any term or condition of the Offer in any manner that would be, in any significant respect, adverse to the Company or the Shareholders. The Per Share Amount shall, subject to any applicable withholding of taxes, be net to the seller in cash, and shall be reduced by the per share distributions, if any, declared and payable by the Company to Shareholders from and after the date hereof until the expiration of the Offer, upon the terms and subject to the conditions of the Offer. Upon expiration of the Offer, Purchasers shall, subject to pro-ration, accept for payment Common Shares validly tendered and not withdrawn pursuant to the Offer and pay for all such Common Shares promptly following the acceptance of Common Shares for payment in accordance with applicable Law and any rule, regulation or interpretation of the SEC. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchasers expressly reserve the right to delay payment for Common Shares to the extent required for compliance in whole or in part with applicable Laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Purchasers shall file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer. The Schedule TO shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"). Purchasers and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and Purchasers further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

            Section 2.2 Company Action.

            (a) Provided that the conditions contained in Sections 3.1(a) and
(c) are satisfied as of the date of commencement of the Offer, as if such date was the Closing Date, except as required by the fiduciary duties of the Board under applicable Law as determined by the Board in good faith, after consultation with its counsel, the Company shall consent to the inclusion in the Offer Documents of a statement that the Board has authorized and approved this Agreement and the transactions contemplated hereby and determined that this Agreement and such transactions are in the best interests of the Shareholders, but, that the Board is remaining neutral and making no recommendation as to whether Shareholders should tender their Shares in the Offer (the "Board Recommendation"), together with such other supporting information regarding the Board Recommendation as shall be mutually agreeable by the Board and Purchasers. As promptly as reasonably practicable on or after the date of commencement of the Offer, (but in no event later than 5 business days thereafter) the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as required by the fiduciary duties of the Board under applicable Law as determined by the Board in good faith, after consultation with its counsel, the Board Recommendation, and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws. The Company and Purchasers agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to Shareholders, in each case as and to the extent required by applicable federal securities laws.

            (b) The Company shall, or shall cause its agents to, promptly furnish Purchasers, upon request, with (i) mailing labels containing the names and addresses of all record Shareholders, (ii) security position listings of Common Shares held in stock depositories and (iii) a non-objecting beneficial owners (NOBO) list, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Common Shares. The Company shall, or shall cause its agents to, furnish Purchasers upon request with such additional information, including, without limitation, updated listings and computer files of Shareholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Common Shares as Purchasers may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Purchasers shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Offer, and, if this Agreement shall be terminated in accordance with Section 7.1, shall deliver to the Company all copies of such information then in its possession.

            Section 2.3 Primary Share Purchases.

            (a) On the second business day immediately following the later of
(i) the expiration date of the Offer or (ii) if Purchasers provide for subsequent offering periods, the expiration date of the final subsequent offering period, if Purchasers shall have purchased fewer than 13,840,000 Common Shares, pursuant to the Offer and Section 2.3(b), then Purchasers shall have the option, but not the obligation, to require the Company to issue and sell to Purchasers up to 2,430,000 additional Newly Issued Shares at the Per Share Amount.

            (b) On the second business day immediately following the later of
(i) the expiration date of the Offer or (ii) if Purchasers provide for subsequent offering periods, the expiration date of the final subsequent offering period, Purchasers shall be required to purchase and the Company shall issue 5,010,000 Newly Issued Shares at the Per Share Amount in addition to any shares purchased pursuant to Section 2.3(a).

            (c) The purchase price for all Newly Issued Shares shall be the Per Share Amount. The closing of the purchase and sale of the Newly Issued Shares shall take place at the offices of Dorsey & Whitney LLP, 250 Park Avenue, New York, New York 10177-1500 (the "Closing"), and the date of such Closing shall be the Closing Date (the "Closing Date").

                                   ARTICLE III

                                   CONDITIONS

            Section 3.1 Conditions Precedent to the Obligation of the Company to Issue the Shares. The obligation hereunder of the Company to issue the Newly Issued Shares to Purchasers in each Primary Share Purchase is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

            (a) Accuracy of Purchasers' Representations and Warranties. The representations and warranties of Purchasers contained in Article V hereof shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time, except for representations and warranties that are expressly made as of a particular date.

            (b) Performance by Purchasers. Purchasers shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Purchasers at or prior to the Closing.

            (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

            Section 3.2 Conditions Precedent to the Obligation of Purchasers to Purchase the Shares. The obligation hereunder of Purchasers to acquire and pay for the Newly Issued Shares in any Primary Share Purchase is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for Purchasers' sole benefit and may be waived by Purchasers at any time in their sole discretion.

            (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company contained in Article IV hereof shall be true and correct in all material respects as of the date when made and as of the Closing as though made at that time (except for representations and warranties that speak as of a particular date).

            (b) Performance by the Company. The Company shall have performed, satisfied and complied in all respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing.

            (c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

            (d) Registration Rights Agreement. The Company shall have provided to Purchasers a Registration Rights Agreement in the form attached hereto as Annex B.

            (e) Voting Restriction Waivers. The Board of Directors shall have adopted the waivers of the voting restrictions in the Company's Bye-laws set forth in Annex C.

            (f) Listing Application for Newly Issued Shares. The Newly Issued Shares shall have been listed or approved for listing on the exchange on which the Common Shares are then listed.

                                   ARTICLE IV

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

      As an inducement to Purchasers to enter into this Agreement, and except as disclosed in a separate disclosure schedule which has been delivered by the Company to Purchasers prior to the execution of this Agreement (the "Disclosure Schedules"), the Company hereby represents, warrants and covenants to Purchasers that:

            Section 4.1 Organization, Standing and Power; Subsidiaries.

            (a) Each of the Company and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failures to be so organized, existing and in good standing or to have such power and authority, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and is duly qualified and in good standing to do business as a foreign corporation or other legal entity in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failures so to qualify or to be in good standing would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect on the Company. The Organizational Documents of the Company and each of its subsidiaries are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of its Organizational Documents other than violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

            (b) Section 4.1(b) of the Disclosure Schedules includes all the subsidiaries of the Company which as of the date of this Agreement are significant subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such significant subsidiary have been validly issued and are fully paid and non-assessable and are, except as set forth in Section 4.1(b) of the Disclosure Schedules, owned directly or indirectly by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws including but not limited to the requirement of the consent of the Bermuda Monetary Authority in respect of the transfer of shares. Except as set forth in the Company SEC Reports filed prior to the date hereof, neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than subsidiaries), that is or would reasonably be expected to be material to the Company and its subsidiaries taken as a whole.

            Section 4.2 Capital Structure.

            (a) The authorized share capital of the Company consists of 125,000,000 Common Shares. As of the close of business on May 20, 2008, 50,351,566 Common Shares were issued and outstanding. No Common Shares are held by any subsidiary of the Company. Other than restricted Common Shares ("Restricted Shares") granted to employees of the Company, since April 30, 2008 to the date of this Agreement, there have been no issuances of shares of the Company or any other securities of the Company. All issued and outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of the Company's share capital is entitled to preemptive rights. As of May 20, 2008, options to purchase 181,265 Common Shares ("Stock Options") and 3,959,724 Restricted Shares were outstanding. No Stock Option (i) has a per share exercise price lower than the fair market value of a Common Share on the date of grant of such Stock Option, (ii) has had its grant date backdated or (iii) has had its grant date delayed in order to take advantage of the release or other public announcement of material non-public information regarding the Company or its subsidiaries. Section 4.2(a) of the Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of outstanding Restricted Shares and Stock Options, including the holder thereof, the date of grant, the term (in the case of Stock Options), the number of Common Shares subject to such Stock Option, the Company stock plan, if applicable, under which such award was granted and, where applicable, the exercise price.

            (b) Except as otherwise set forth in this Section 4.2(b) or in
Section 4.2(b) of the Disclosure Schedules, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of the Company or any of its subsidiaries.

            Section 4.3 Newly Issued Shares. The Newly Issued Shares, when, if and as, issued pursuant to each Primary Share Purchase in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and, assuming the representations and warranties of Purchasers are true and accurate, will be issued in compliance with all applicable Laws.

            Section 4.4 No Conflict; Required Filings and Consents.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. No other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (b) The execution and delivery of this Agreement by the Company does not or will not, as the case may be, and the consummation by the Company of the transactions contemplated hereby does not and will not, conflict with, or result in a violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result by its terms in the, termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on, or the loss of, any assets pursuant to: (A) any provision of the Organizational Documents of the Company or any material subsidiary of the Company or (B) except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company or, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any subsidiary of the Company or their respective properties or assets.

            (c) Except for the New York Stock Exchange Additional Listing Application with respect to the Newly Issued Shares, the execution and delivery of this Agreement and any agreements contemplated hereby by the Company do not, and the performance of this Agreement and any agreements contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, county or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority") or any other person.

            Section 4.5 Offer Documents; Schedule 14D-9. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Purchasers or any of Purchasers' representatives for inclusion in the foregoing documents. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            Section 4.6 SEC Filings; Financial Statements.

            (a) The Company has filed on a timely basis all forms, reports and documents required to be filed by it with the SEC through the date of this Agreement (the "SEC Reports"). The SEC Reports (i) were prepared, in all material respects, in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No subsidiary of the Company, except W.P. Stewart & Co., Inc., W.P. Stewart Asset Management Ltd. and W.P. Stewart Securities Limited, is required to file any form, report, registration statement or prospectus or other document with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

            Section 4.7 Absence of Litigation. Except as disclosed in the SEC Reports and Schedule 4.7 of the Disclosure Schedules, as of the date of this Agreement, there is no litigation, suit, claim, action or proceeding (an "Action") pending or, to the knowledge of the Company, threatened in writing against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any Governmental Authority that (i) would have a Material Adverse Effect, (ii) seeks to delay or prevent the consummation of any Transaction or (iii) if successful would prevent or delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or would render the Transactions, this Agreement or any agreements contemplated hereby, null and void. Except as disclosed in the SEC reports, neither the Company nor any of its subsidiaries nor any property or asset of the Company or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would have a Material Adverse Effect or prevent or delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement or any agreements contemplated hereby.

            Section 4.8 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company other than the fees and expenses of (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated and (ii) Duff & Phelps, LLC, the cost of which shall be borne solely by the Company.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF PURCHASERS

      As an inducement to the Company to enter into this Agreement, Purchasers hereby represent and warrant to the Company that:

            Section 5.1 Organization. Purchasers are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their organization and have the requisite power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not prevent or delay consummation of the Transactions, or otherwise prevent Purchasers from performing their obligations under this Agreement and any agreements contemplated hereby. Arrow Capital Management, LLC, a Delaware limited liability company ("Arrow Management"), is the sole manager of Arrow Masters and Arrow Partners and the co-advisor of Arrow Offshore. Arrow Offshore Advisors, LLC, a Delaware limited liability company ("Offshore Advisors") is a co-advisor of Arrow Offshore. Arrow Advisors LLC, a Delaware limited liability company ("Arrow Advisors"), is the sole general partner of Arrow Masters and Arrow Partners.

            Section 5.2 Authority Relative to this Agreement. Each Purchaser has all necessary power and authority to execute and deliver this Agreement and any agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and any agreements contemplated hereby by each Purchaser and the consummation by each Purchaser of the Transactions have been duly and validly authorized by all necessary action, and no other proceedings on the part of each Purchaser are necessary to authorize this Agreement and any agreements contemplated hereby or to consummate the Transactions. Each of this Agreement and any agreements contemplated hereby has been duly and validly executed and delivered by each Purchaser, and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligations of each Purchaser enforceable against each Purchaser in accordance with its terms.

            Section 5.3 No Conflict; Required Filings and Consents.

            (a) The execution and delivery of this Agreement and any agreements contemplated hereby by each Purchaser does not, and the performance of this Agreement and any agreements contemplated hereby by such Purchaser will not, (i) conflict with or violate the Organizational Documents of such Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and obligations described in subsection (b) have been made, conflict with or violate any Law applicable to such Purchaser or by which any property or asset of it is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Purchaser is a party or by which such Purchaser or any property or asset of such Purchaser is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions, or otherwise prevent such Purchaser from performing its obligations under this Agreement or any agreements contemplated hereby.

            (b) The execution and delivery of this Agreement and any agreements contemplated hereby by each Purchaser does not, and the performance of this Agreement and any agreements contemplated hereby by such Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority or any other person, except for requirements of the Exchange Act applicable to the Offer.

            (c) No Purchaser is an "investment company" or an entity "controlled by an investment company" or is required to be registered as an "investment company" as those terms are defined in the Investment Company Act of 1940, as amended.

            Section 5.4 Financing. Each Purchaser has, and will have at the time of consummation of the Offer and the Closing, sufficient funds to acquire all the shares in the Offer and the Newly Issued Shares in the Primary Share Purchases without any financing contingency.

            Section 5.5 Offer Documents. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC, are first published or are sent or given to Shareholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Purchaser makes any representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in the Offer Documents. The Offer Documents will comply in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

            Section 5.6 Non-Distribution. Each Purchaser is purchasing the Newly Issued Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

            Section 5.7 Accredited Investor Status. Each Purchaser is an "accredited investor" as that term is defined in Rule 501(a)(3) of Regulation D promulgated under the Securities Act.

            Section 5.8 Reliance on Exemptions. Each Purchaser understands that the Newly Issued Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and such Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Newly Issued Shares.

            Section 5.9 Information. Each Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Newly Issued Shares which have been requested by such Purchaser. Each Purchaser and its advisors have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Each Purchaser understands that its investment in the Newly Issued Shares involves a high degree of risk. Each Purchaser has sought such accounting, legal and tax advice as it has considered necessary to an informed investment decision with respect to its acquisition of the Newly Issued Shares.

            Section 5.10 Transfer or Resale. Each Purchaser understands that (i) the Newly Issued Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be transferred unless
(a) subsequently registered thereunder, or (b) each Purchaser shall have delivered to the Company an opinion of counsel, reasonably satisfactory in form, scope and substance to the Company, to the effect that the securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (ii) any sale of such securities made in reliance on Rule 144 promulgated under the Securities Act may be made only in accordance with the terms of said rule and further, if said rule is not applicable, any resale of such securities under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and
(iii) except as contemplated by the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register such securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

            Section 5.11 Legends. Each Purchaser understands that unless, and until such time as the Newly Issued Shares have been registered under the

Securities Act, the certificates representing such securities shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such certificates):

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS. ANY SUCH SALE, ASSIGNMENT OR TRANSFER MUST ALSO COMPLY WITH OR BE EXEMPT FROM APPLICABLE STATE SECURITIES LAWS.

The legend set forth above as it appears on the certificate(s) representing the Newly Issued Shares shall be removed and the Company shall issue a certificate without such legend to the holder of such shares upon which it is stamped, if, unless otherwise required by federal or state securities laws, (a) the sale of such shares is registered under the Securities Act, or (b) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in form, substance and scope reasonably acceptable to the Company, to the effect that a public sale or transfer of such shares may be made without registration under the Securities Act, or (c) such holder provides the Company with an opinion of counsel experienced in such matters that the shares can be sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto) without any restriction as to the number of securities acquired as of a particular date that can then be immediately sold.

            Section 5.12 Brokers. No broker, finder, investment banker or other person is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Purchaser.

            Section 5.13 Absence of Litigation. There is no Action pending or, to the knowledge of each Purchaser, threatened against such Purchaser or any of its subsidiaries, or any property or asset of such Purchaser or any of its subsidiaries, before any Governmental Authority that as of the date hereof, seeks to delay or prevent the consummation of any Transaction. Neither such Purchaser nor any of its subsidiaries nor any property or asset of such Purchaser or any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of such Purchaser, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or delay consummation of the Transactions, or otherwise prevent such Purchaser from performing its obligations under this Agreement or any agreements contemplated hereby.

                                   ARTICLE VI

                                    COVENANTS

            Section 6.1 Conduct of Business by the Company. The Company agrees that, from the date of this Agreement until the Closing Date, neither the Company nor any of its subsidiaries shall, except as specifically contemplated in this Agreement, directly or indirectly:

            (a) amend or otherwise change its Organizational Documents;

            (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of share capital or other ownership interest of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its subsidiaries or (ii) any material assets of the Company or any of its subsidiaries;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, securities, property or otherwise, with respect to any of its Common Shares;

            (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof, real property or any material amount of assets; (ii) except for borrowings under existing credit facilities, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business; (iii) other than in the ordinary course of business, enter into any contract or agreement other than as contemplated herein; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.1(e);

            (f) take any action, other than actions required by GAAP or in the ordinary course of business, to change its accounting policies or procedures;or

            (g) announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

            Section 6.2 No Solicitation of Transactions.

            (a) Neither the Company nor any of its subsidiaries shall, directly or indirectly, through any officer, director, agent or otherwise, solicit, or initiate the submission of, any Acquisition Proposal.

            (b) Notwithstanding anything in this Section 6.2 to the contrary, the Company may negotiate and otherwise engage in discussions with any person who delivers an Acquisition Proposal that (i) a majority of the Board believes, if consummated, would result in a transaction that is superior to the Offer and
(ii) a nationally recognized financial advisor engaged by the Board advises the Board would, if consummated, be superior to the Offer from a financial point of view, if the Company has complied with the terms of Section 6.2(a).

            (c) The Board shall be permitted to withdraw its approval of the Transactions and the Board Recommendation, but only if the Company has complied with Section 6.2(a) and 6.2(b).

            Section 6.3 Listing of Newly Issued Shares.

            (a) As soon as practicable following commencement of the Offer, but in no event more than ten calendar days thereafter, the Company shall file with the New York Stock Exchange an application to list the maximum number of Newly Issued Shares issuable pursuant to Section 2.3 hereof, in accordance with
Section 703 of the New York Stock Exchange's listing standards (or other self-regulatory operating system on which Common Shares are then traded) ("New York Stock Exchange Additional Listing Application"). If it is impracticable to list the Newly Issued Shares on the New York Stock Exchange, the Company will use its best efforts to obtain a listing of the Newly Issued Shares subject to notice of issuance on the American Stock Exchange or NASDAQ.

            (b) The Company shall use its bests efforts to cause the Common Shares to continue to be listed on the New York Stock Exchange for a period of one year following the Closing Date or, if such listing is no longer permitted, the Company will use its best efforts to obtain a listing of the Common Shares on the American Stock Exchange or NASDAQ.

            Section 6.4 Further Action; All Reasonable Efforts.

            (a) Each of the parties shall use its reasonable efforts to timely satisfy each of the conditions precedent to the obligations hereunder of the other party hereto, as set forth in Article III hereof.

            (b) Without limiting the foregoing, upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, including, without limitation, using all reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and any of its subsidiaries, or Purchasers or any of their subsidiaries, as applicable, as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer.

            (c) Each of the parties hereto agrees to cooperate and use all reasonable efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

            Section 6.5 Public Announcements. Purchasers and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Newly Issued Share Issuance shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use all reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

            Section 6.6 Standstill Agreement.

            (a) Paragraph (b) hereof shall replace, amend and restate in its entirety the 10th paragraph of the Confidentiality Letter Agreement dated April 16, 2008 between the Company and Arrow Capital Management LLC (the "NDA").

            (b) Purchasers agree that except for the transactions contemplated by this Agreement until the earlier of (i) the expiration of one year from the Closing Date, or (ii) the date on which the Company publicly announces a significant corporate transaction requiring approval of the Shareholders and involving a material acquisition, disposition, amalgamation, merger or consolidation or any other similar extraordinary corporate transaction including, without limitation, the issuance of equity or debt securities by the Company that requires the approval of Shareholders, neither they nor any of their affiliates, including Arrow Capital, will (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries, (c) make, or in any way participate in, directly or indirectly, any `solicitation' of `proxies' (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of the Company or any of its subsidiaries, (d) form, join or in any way participate in a `group' (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the Company or any of its subsidiaries, (e) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (f) disclose any intention, plan or arrangement inconsistent with the foregoing, (g) advise, assist or encourage any other persons in connection with any of the foregoing, or (h) request any waiver of the provisions of this Section 6.6(b). Purchasers and Arrow Capital also agree during such period not to take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger; provided that notwithstanding the foregoing in addition to the Transactions, Purchasers and Arrow Capital may purchase additional outstanding Common Shares in open market purchases in compliance with all applicable laws and regulations and, if applicable, the Company's insider trading policies commencing more than 30 days after the Closing Date, provided that Purchasers and Arrow Capital together with their affiliates shall not at any time collectively own more than 45% of the outstanding Common Shares.

                                   ARTICLE VII

                        TERMINATION, AMENDMENT AND WAIVER

            Section 7.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

            (a) by mutual written consent of Purchasers and the Company duly authorized by the boards of directors or equivalent management boards of Purchasers and the Company;

            (b) by either Purchasers or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any non-appealable permanent injunction, order, decree or ruling which is then in effect and has the effect of making consummation of the Offer or the Primary Share Purchases illegal or otherwise preventing or prohibiting consummation of the Offer or the Primary Share Purchases;

            (c) by Purchasers if, prior to the Closing, (i) the Board or any committee thereof shall have withdrawn or modified in a manner adverse to Purchasers its approval of this Agreement, the Primary Share Purchases or the Board Recommendation other than in accordance with Section 6.2(c) hereof, or
(ii) the Board shall have approved an Acquisition Proposal; provided, however, that if Purchasers shall not have theretofore so terminated this Agreement, Purchasers shall no longer have the right to terminate this Agreement pursuant to this clause (ii) with respect to any such Acquisition Proposal from and after the time the Company has notified Purchasers in writing that the Board has withdrawn its recommendation and approval of such Acquisition Proposal and has reinstated its approval of this Agreement, the Newly-Issued Share Purchase and the Board Recommendation;

            (d) by the Company, upon approval of the Board, if (i) Purchasers shall have (A) failed to commence the Offer by the close of business on May 28, 2008, (B) terminated the Offer without having accepted any shares for payment thereunder or (C) failed to pay for shares pursuant to the Offer by August 29, 2008, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the existence of the conditions specified in paragraph (c), (d), (e) or (g) of Annex A, or (ii) prior to the purchase of shares pursuant to the Offer, the Board determines in good faith, upon consultation with outside counsel, that it is required to do so by its fiduciary duties under applicable Law; or

            (e) by either Purchasers or the Company following the date which is 90 days after the entering by a Governmental Authority of competent jurisdiction of a temporary restraining order or preliminary injunction, which has not been vacated or dismissed, that prohibits the consummation, in whole or in part, of the Offer or the Primary Share Purchases.

            Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except
(i) as set forth in Section 7.3 and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

            Section 7.3 Fees and Expenses.

            (a) Except as otherwise provided in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            (b) As liquidated damages to compensate Purchasers for lost opportunity time, expenses and avoiding the difficulty of trying to quantify damages, the Company shall pay Purchasers an aggregate fee of $500,000 (to be divided by each Purchaser as Purchasers shall notify the Company in writing) on the earliest to occur of (i) consummation of a transaction resulting from an Acquisition Proposal, (ii) if this Agreement is terminated by Purchasers pursuant to Section 7.1(c)(ii) at any time following the date that is 90 days after the date on which the Company has approved or recommended an Acquisition Proposal in accordance with Section 6.2(b), or (iii) pursuant to Section 7.1(d)(ii).

            (c) In the event that Purchasers elect to extend the Offer solely because the Company has failed to timely comply with paragraph (g) of Annex A, the Company shall pay all printing and mailing costs associated with such extension.

            (d) If the Company fails to pay any amount due Purchasers under this
Section 7.3, the Company shall also pay any costs and expenses incurred by Purchasers in any legal action to enforce this Agreement that results in any final, non-appealable judgment against the Company.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            Section 8.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

            Section 8.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

            if to Purchasers:

                    Arrow Capital Management, LLC
                    499 Park Avenue, 10th Floor
                    New York, NY  10022
                    Telephone No:  (212) 243-7338
                    Fax No:  (212) 243-2195
                    Attention:  Quinn Martin, Jr.

            with a copy to:

                    Post Heymann & Koffler LLP
                    Two Jericho Plaza, Wing A
                    Jericho, NY  11753
                    Telephone No:  (516) 681-3636
                    Fax No:  (516) 433-2777
                    Attention:  David J. Heymann

            if to the Company:

                    W.P. Stewart & Co., Ltd.
                    Trinity Hall
                    43 Cedar Avenue
                    Hamilton HM 12
                    Bermuda
                    Telephone No:  (441) 295-8585
                    Fax No:  (441) 296-6823
                    Attention:  Seth Pearlstein

            with a copy to:

                    Dorsey & Whitney LLP
                    250 Park Avenue
                    New York, NY  10177-1500
                    Telephone No:  (212) 415-9200
                    Fax No:  (212) 953-7201
                    Attention:  Barry Wade

            Section 8.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            Section 8.4 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            Section 8.5 Entire Agreement; Assignment. This Agreement (including the exhibits, annexes and schedules hereto and the NDA) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement shall not be assigned by operation of law or otherwise, except that Purchasers may assign all or any of their rights and obligations hereunder, including the obligation to make the Offer, to any affiliate of Purchasers, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

            Section 8.6 Waiver. No purported extension or waiver by any party shall be valid unless set forth in an instrument in writing signed by the party or parties to be bound thereby.

            Section 8.7 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            Section 8.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of the courts of the State of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named court.

            Section 8.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND
(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9.

            Section 8.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 8.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  [Remainder of page intentionally left blank.]

      IN WITNESS WHEREOF, Purchasers and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Arrow Masters LP                          Arrow Partners LP


By:  Arrow Advisors LLC                   By:  Arrow Advisors LLC
     General Partner                           General Partner


By:  /s/ Alexandre von Furstenberg        By:  /s/ Alexandre von Furstenberg
     -----------------------------             -----------------------------
     Alexandre von Furstenberg                 Alexandre von Furstenberg
     Co-Managing Member                        Co-Managing Member


By:  /s/ Mal Serure                       By:  /s/ Mal Serure
     -----------------------------             -----------------------------
     Mal Serure                                Mal Serure
     Co-Managing Member                        Co-Managing Member


Arrow Offshore, Ltd.                      W.P. Stewart & Co., Ltd.


By:  /s/ Mal Serure                       By:  /s/ William P. Stewart
     -----------------------------             -----------------------------
     Mal Serure                                William P. Stewart
     Director                                  Chief Executive Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

      Notwithstanding any other provision of the Offer, Purchasers shall not be required to accept for payment any shares tendered pursuant to the Offer at the expiration of the Offer, if any of the following conditions shall exist:

            (a) there shall have been instituted and remain pending any Action brought by any Governmental Authority of competent jurisdiction over the Company
(i) challenging or seeking to make illegal or otherwise directly or indirectly restrain or prohibit the Offer or the Newly Issued Share Purchases, (ii) seeking to impose material limitations on the ability of Purchasers to exercise effectively full rights of ownership of any shares, including, without limitation, the right to vote any shares acquired or owned by Purchasers on all matters properly presented to the Shareholders, or (iii) seeking to require divestiture by Purchasers of any shares;

            (b) there shall be in effect any judgment, order or injunction entered or issued by any Governmental Authority of competent jurisdiction having the effect of making the consummation of the Offer or the Primary Share Purchases illegal or otherwise preventing or prohibiting consummation of the Offer or the Primary Share Purchases;

            (c) (i) the Board, or any committee thereof, shall have withdrawn or modified, in a manner adverse to Purchasers and not reinstated, its approval of this Agreement, the Primary Share Purchases or the Board Recommendation, shall have recommended that Shareholders not tender their shares in the Offer, shall have approved or recommended any Acquisition Proposal or any other material acquisition of shares other than the Offer or the Primary Share Purchases or
(ii) the Board, or any committee thereof, shall have resolved to do any of the foregoing;

            (d) any representation or warranty of the Company in the Agreement shall not be true and correct as of such time on or after the date of this Agreement, except as would not have a Material Adverse Effect or prevent or materially delay consummation of the Transactions, or otherwise prevent the Company from performing its obligations under this Agreement;

            (e) the Company shall have failed to perform any material obligation or to comply with any material agreement or covenant of the Company to be performed or complied with by it at or prior to the expiration of the Offer under the Agreement or any agreement contemplated hereby;

            (f) the Agreement shall have been terminated in accordance with its terms;

            (g) the Company shall not have filed with the SEC its Annual Report on Form 20-F for the year ended December 31, 2007;

            (h) Purchasers and the Company shall have agreed that Purchasers shall terminate the Offer; or

            (i) any Newly Issued Shares shall not have been listed or approved for listing on such exchange as the Common Shares are then listed.

                                                                         ANNEX B

                          REGISTRATION RIGHTS AGREEMENT

                                                                         ANNEX C

                       WAIVER OF SHARE VOTING RESTRICTIONS

      The Common Shares held by Purchasers shall be subject to all voting restrictions set forth in the Bye-laws of the Company, provided that the Board of Directors shall have approved the following waivers:

      (a) For purposes of that portion of Bye-law 62 that precedes the definition of "Controlled Shares", clause (ii) of such definition shall be inapplicable to Purchasers.

      (b) For purposes of Bye-law 63, clause (i) of the definition of "Controlled Shares" set forth in Bye-law 62 shall be inapplicable to Purchasers.

      (c) "24%" shall be substituted for "20%" in Bye-law 63 in the case of Purchasers.

      The foregoing waivers shall not be assignable without the prior written consent of the Board.


                                       C-1